Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of BNCCORP, Inc.
The Administrator of the BNCCORP, Inc. 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statements (333-03512, 33-58584, 333-98647, 333-130556 and 333-130559) on Form S-8 of BNCCORP, Inc. of our report dated June 29, 2007, with respect to the statements of net assets available for benefits of the BNCCORP, Inc. 401(k) Savings Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the BNCCORP, Inc. 401(k) Savings Plan.

                                /s/ KPMG LLP

June 29, 2007